Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

PowerCerv Corporation:

      We consent to incorporation by reference in the Registration Statements (Form S-8 Nos. 333-3960, 333-50621 and 333-90827) pertaining to the PowerCerv Corporation 1995 Stock Option Plan and (Form S-8 No. 333-90825) pertaining to Stock Option Agreements of our report dated January 26, 1998, relating to the consolidated statements of operations, shareholders’ equity, and cash flows of PowerCerv Corporation and subsidiary and related schedule for the year ended December 31, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of PowerCerv Corporation.

/s/ KPMG LLP

St. Petersburg, Florida

March 30, 2000

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